EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement (No. 333-130945) on Form S-11 of our report dated April 9, 2007 relating to the consolidated financial statements of NNN Apartment REIT, Inc. (currently Grubb & Ellis Apartment REIT, Inc.) and subsidiaries as of December 31, 2006 and January 10, 2006 (Date of Inception) and for the Period from January 10, 2006 (Date of Inception) through December 31, 2006, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the prospectus.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California

March 6, 2008